Exhibit 23(d)(2)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of February 2, 2009, between SELIGMAN CORE FIXED INCOME FUND, INC., a Maryland corporation (the “Fund”), and RiverSource Investments, LLC, a Minnesota limited liability company (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse the Fund’s “other expenses” to the extent set forth in the Fund’s prospectuses included in the Fund’s Registration Statement, dated February 2, 2009.

RIVERSOURCE INVESTMENTS, LLC		SELIGMAN CORE FIXED INCOME FUND, INC.

By:	/s/ William, F. Truscott	By:	/s/ Lawrence P. Vogel
	William F. Truscott		Lawrence P. Vogel

TITLE:	President	TITLE:	Treasurer

DATE:	February 2, 2009	DATE:	February 2, 2009

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